Exhibit 1.1

ANNALY CAPITAL MANAGEMENT, INC.

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED DISTRIBUTION AGENCY AGREEMENT

August 6, 2021

RBC Capital Markets, LLC

200 Vesey Street

Three World Financial Center, 11th Floor

New York, New York 10281

Ladies and Gentlemen:

Reference is made to the Amended and Restated Distribution Agency Agreement, dated August 6, 2020 (the “Distribution Agency Agreement”), between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and RBC Capital Markets, LLC (the “Sales Agent”), pursuant to which the Company agreed to issue and sell from time to time through or to the Sales Agent, as sales agent and/or principal, shares of its common stock, $0.01 par value per share (the “Common Stock”), on terms set forth therein. The Company also concurrently entered into separate distribution agency agreements (the “Amended and Restated Alternative Agreements”) with BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc., UBS Securities LLC and Wells Fargo Securities, LLC (each, an “Alternative Agent,” and together with the Sales Agent, the “Agents”), to issue and sell from time to time through each Alternative Agent, as sales agent and/or principal, shares of the Company’s Common Stock on the terms set forth in Amended and Restated Alternative Agreements, each entered into concurrently and dated of even date with the Distribution Agency Agreement. All capitalized terms used in this Amendment No. 1 to the Distribution Agency Agreement between the Company and the Sales Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Distribution Agency Agreement. Whereas the Company contemplates filing a new prospectus supplement relating to $1,500,000,000 of shares of its Common Stock to issue and sell from time to time through or to the Sales Agent, on the terms set forth in the Distribution Agency Agreement, the Company and the Sales Agent agree to amend the Distribution Agency Agreement herein as follows. The Company is concurrently entering into separate amendments to the Amended and Restated Alternative Agreements with each Alternative Agent.

A.    Amendments to Distribution Agency Agreement. The Distribution Agency Agreement is amended as follows (and except as specifically amended will otherwise remain in effect):

1.    The fifth sentence of the first paragraph of Section 2(a) of the Distribution Agency Agreement is hereby deleted and replaced with the following:

“Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), or if after such date, the most recently filed final prospectus supplement relating to the Shares, in the form furnished by the Company to the Sales Agent in connection with the offering of the Shares.”

2.    Section 11(c) of the Distribution Agency Agreement is hereby deleted and replaced with the following:

“This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a) or 11(b) above or otherwise by mutual agreement of the parties; and shall automatically terminate on December 31, 2027; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 7, 9 and 10 shall remain in full force and effect.”

B.    References to the Agreement and Amended and Restated Alternative Agreements. The parties to this Amendment agree that from and after the execution and delivery of this Amendment, references to “Agreement” or “Amended and Restated Alternative Agreements” in the Distribution Agency Agreement shall mean the Distribution Agency Agreement, as amended, and the Amended and Restated Alternative Agreements, as amended, respectively.

C.    No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Distribution Agency Agreement shall continue in full force and effect.

D.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Sales Agent and the Company in accordance with its terms.

Very truly yours,

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ David L. Finkelstein
	Name:	David L. Finkelstein
	Title:	Chief Executive Officer and Chief Investment Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

RBC CAPITAL MARKETS, LLC

By:	/s/ Saurabh Monga
Name:	Saurabh Monga
Title:	Managing Director